MASTER FRAMEWORK AGREEMENT

This MASTER FRAMEWORK AGREEMENT (this “Framework Agreement”), is made and entered into as of February 9, 2021 (the “Effective Date”), by and among:

Coöperatieve Rabobank, U.A., New York Branch, a Dutch coöperatieve acting through its New York Branch (“Rabobank”), MUFG Bank, Ltd., New York Branch, a Japanese banking corporation acting through its New York Branch (“MUFG”), Standard Chartered Bank, a bank organized and existing under the laws of England and Wales, acting through its New York branch, (“Standard Chartered”) and HSBC Bank USA, N.A., a national banking association organized under the laws of the United States (“HSBC”), as purchasers (collectively, the “Buyers”);

Rabobank and MUFG, as joint lead arrangers (each, in such capacity, a “Joint Lead Arranger”);

Rabobank, as Buyers’ agent (in such capacity, “Agent”); and

PHI Financial Services, Inc., an Iowa corporation (“Seller”).

Each of Agent, Buyers and Seller may also be referred to herein individually as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, Buyers have agreed to provide Seller with a facility under which Buyers and Seller will enter into certain sale and repurchase agreements with respect to Eligible Farmer Loans owned by Seller.
AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Interpretation.

1.1    Definitions. All capitalized terms used in this Framework Agreement (including its recitals and Schedules) shall, unless defined herein, have the respective meanings set forth in Schedule 1 hereto.

1.2    Construction.

(a)    The headings and sub-headings in this Framework Agreement shall not affect its interpretation. References in this Framework Agreement to Sections and

Schedules shall, unless the context otherwise requires, be references to Sections of, and Schedules to, this Framework Agreement.

(b)    Words denoting the singular number only shall include the plural number also and vice versa; words denoting one gender only shall include the other genders and words denoting persons shall include firms and corporations and vice versa.

(c)    References to a Person are also to its permitted successors or assigns.

(d)    References in this Framework Agreement to any agreement or other document shall be deemed also to refer to such agreement or document as amended or varied or novated from time to time.

(e)    References to an amendment include a supplement, novation, restatement or re-enactment and amend and amended (or any of their derivative forms) will be construed accordingly.

(f)    Reference to a time of day is a reference to New York City time.

(g)    “Include”, “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(h)    “Hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Framework Agreement refer to this Framework Agreement as a whole and not to any particular provision of this Framework Agreement.

(i)    References to a “writing” or “written” include any text transmitted or made available on paper or through electronic means.

(j)    References to “$”, U.S. Dollars or otherwise to dollar amounts refer to the lawful currency of the United States.

(k)    References to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the Effective Date.

2.    Transaction Agreements.

2.1    Agreements to be Executed at the Closing. Concurrently with this Framework Agreement, the Parties intend to execute the following additional agreements (together with this Framework Agreement and each subsequent Confirmation entered into during the Facility Term subsequent to the Closing, the “Transaction Agreements”) to which they are party:

(a)    the Master Repurchase Agreement among Seller and the Buyers;

(b)    the Fee Letter among Seller and Buyers;

(c)    the Side Letter between Seller and Agent; and

(d)    the Guaranty.

2.2    Definitions. When used in any Transaction Agreement, capitalized terms not otherwise defined therein will, to the extent defined herein, have the meanings set forth in this Framework Agreement (including Schedule 1).

3.    Closing; Closing Deliveries.

3.1    Closing. Subject to the terms and conditions of this Framework Agreement, the transactions contemplated in this Framework Agreement to occur concurrently with the execution hereof (other than the entry into any Confirmations) will take place at a closing (the “Closing”) to be held on the Effective Date at a mutually agreeable location or by the exchange of electronic documentation.

3.2    Seller Closing Deliverables. At the Closing or prior to the Closing, Seller will deliver, or cause to be delivered, to each Buyer:

(a)    an executed counterpart to each of the Transaction Agreements (other than any Confirmations) to which it is a party;

(b)    executed counterparts of each of the Guarantors to the Guaranty;

(c)    a certificate of the Secretary or an Assistant Secretary of Seller, dated the Effective Date, certifying as to (i) the incumbency of the officers of Seller executing the Transaction Agreements, (ii) attached copies of Seller’s articles of incorporation and bylaws; and (iii) copies of all corporate approvals and consents of Seller that are required by it in connection with entering into, and the exercise of its rights and the performance of its obligations under, the Transaction Agreements;

(d)    a certificate of the Secretary or an Assistant Secretary of each Guarantor, dated the Effective Date, certifying as to (i) the incumbency of the officer(s) of each Guarantor executing the Guaranty, (ii) attached copies of each Guarantor’s certificate of incorporation and bylaws; and (iii) copies of all corporate approvals and consents of each Guarantor that are required by it in connection with entering into, and the exercise of its rights and the performance of its obligations under, the Guaranty;

(e)    a customary legal opinion or opinions with respect to Seller opining on existence, due authorization and execution, absence of conflicts with Organizational Documents, binding nature of obligations, absence of violations of Law and no consents under Law, and creation and perfection of security interests;

(f)    a customary legal opinion or opinions with respect to each Guarantor opining on existence, due authorization and execution, absence of conflicts with Organizational Documents, binding nature of obligations, absence of violations of Law and no consents under Law;

(g)    a duly completed Certification of Beneficial Owners(s) with respect to Seller;

(h)    results of a UCC lien search with respect to Seller for the State of Iowa as of a date not more than seven (7) days prior to the Closing; and

(i)    fully prepared UCC-1 financing statements reflecting the Security Interests granted by Seller under the Master Repurchase Agreement.

3.3    Buyer Closing Deliverables. At the Closing or prior to the Closing, each Buyer will deliver to Seller and each other Buyer an executed counterpart to each of the Transaction Agreements (other than any Confirmations) to which it is a party.

3.4    Agent Closing Deliverables. At the Closing or prior to the Closing, Agent shall provide to Seller, an executed copy of IRS Form W-8IMY, indicating on Part VI that Agent is a U.S. branch of a foreign bank described in United States Department of Treasury Regulations section 1.1441-1(b)(2)(iv)(A) agreeing to be treated as a U.S. person for purposes of withholding on payments under the Transaction Agreements.

4.    Transactions.

4.1    Requests for Transactions.

(a)    Transaction Notices. Seller may, from time to time during the Facility Term, deliver a written notice, substantially in the form attached hereto as Exhibit A and including a fully-completed proposed Portfolio Schedule (a “Transaction Notice”) to Agent requesting that Buyers enter into a Transaction on a Monthly Date (or, if Seller elects to terminate a Transaction pursuant to Paragraph 3(c)(ii) of Annex I to the Master Repurchase Agreement, on the effective date of such termination). Such notice shall be delivered to Agent not less than four (4) Business Days prior to the proposed Purchase Date for such proposed Transaction (or such later date as may be consented to by Agent, which consent may be conditioned on the consent of the Buyers). Subject to the terms and conditions set forth herein and in the other Transaction Agreements, each Buyer agrees severally, and not jointly, to enter into such Transactions with Seller up to its respective Individual Commitment Amount as of the applicable Purchase Date.

(b)    Confirmation Process. Within one (1) Business Day of its receipt of a Transaction Notice, Agent shall deliver a fully completed draft Confirmation with respect to the proposed Transaction, attaching the related proposed Portfolio Schedule provided by Seller pursuant to Section 4.1(a). In the event Seller and Agent disagree with respect to any portion of the draft Confirmation or the proposed Portfolio Schedule or in the event Agent determines in good faith that any applicable Transaction Conditions are not, or will not be, satisfied as of the relevant Purchase Date, Seller or Agent (as applicable) shall promptly notify the other of the same, and Seller and Agent shall cooperate expeditiously and in good faith to resolve any such matters (to the extent the same are capable of being resolved). If the applicable Transaction Conditions are (or will be) satisfied as of the applicable Purchase Date, then Agent shall, on behalf of the Buyers and subject to the provisions of Section 4.5, enter into the proposed Transaction with Seller on the terms set forth in the draft Confirmation (as may be modified as agreed between Seller and Agent in accordance with the preceding sentence) by executing and delivering to Seller, on behalf of each such Buyer, a Confirmation evidencing such Transaction in accordance with the Master Repurchase Agreement.

(c)    Failed Closings. If, on any proposed Purchase Date, the entry into a proposed Transaction on such date would otherwise fail to occur due to:

(i)    any failure of Seller and Agent to agree on the Confirmation or the Portfolio Schedule for such proposed Transaction in accordance with the foregoing Section 4.1(b) on or before such proposed Purchase Date;

(ii)    any failure as of such proposed Purchase Date of any applicable Transaction Condition to be satisfied with respect to such proposed Transaction;

(iii)    any unforeseen circumstance or event, such as a disruption in wire transfers, power or other mechanical or technological failures or interruptions, computer viruses, communications disruptions, work stoppages, natural disasters, fire, war, terrorism, riots, rebellions, or any circumstance beyond the control of the Parties; or

(iv)    any other reason (other than the failure of a Deemed Roll-Over Condition to be satisfied);

then, notwithstanding any provision to the contrary in any Transaction Agreement,

(x)     if the proposed Purchase Date is not a Monthly Date and any Current Transaction was specified for early termination on such proposed Purchase Date pursuant to Paragraph 3(c)(ii) of Annex I to the Master Repurchase Agreement, then notwithstanding such specification, such Current Transaction shall continue without termination on such proposed Purchase Date and no new Transaction shall be entered into on such proposed Purchase Date, and

(y)    if the proposed Purchase Date is a Monthly Date, then so long as the Deemed Roll-Over Conditions are satisfied as of such Monthly Date, and notwithstanding the failure of any Additional Funding Condition or Roll-Over Condition (which condition, in each case, is not also a Deemed Roll-Over Condition) to be satisfied as of such Monthly Date, Seller and Buyers shall be deemed to have entered into a new Roll-Over Transaction (a “Deemed Roll-Over Transaction”) on such Monthly Date in accordance with Section 4.1(d) below.

(d)    Deemed Roll-Over Transactions. In the event the Parties are deemed to have entered into a Deemed Roll-Over Transaction on any Monthly Date pursuant to the foregoing Section 4.1(c), such Deemed Roll-Over Transaction shall be deemed to be entered into on the same terms as those set forth in the final form of Confirmation (including the Portfolio Schedule thereto) governing the Transaction expiring on such Monthly Date, subject to the following modifications:

(A) the Purchase Date shall be the applicable Monthly Date on which such Deemed Roll-Over Transaction is deemed to have been entered into, and the applicable Pricing Rate shall be updated accordingly;

(B) the Repurchase Date shall be the earlier of the Facility Expiration Date or the next applicable Monthly Date following the Purchase Date;

(C) the Portfolio Schedule applicable to the Deemed Roll-Over Transaction shall be: (i) in the event Seller has delivered to Agent a Portfolio Schedule by such Purchase Date designated for use in connection with entry into a Transaction on such Purchase Date and which satisfies clauses (vi) through (ix) of Section 4.3(a), such delivered Portfolio Schedule; and (ii) otherwise, the Portfolio Schedule for the prior Transaction expiring on such Monthly Date (the Portfolio Schedule described in this clause (ii), a “Roll-Over Portfolio Schedule”);

(D) if the Purchase Price set forth in the Confirmation for the expiring Transaction exceeds the Aggregate Commitment Amount applicable to such Deemed Roll-Over Transaction, the Purchase Price for such Deemed Roll-Over Transaction shall be reduced so as to be equal to such applicable Aggregate Commitment Amount, and Seller shall pay to Agent for the account of the Buyers any Funded Repurchase Price required to be paid by it as a result of such reduction; and

(E) in addition to any Funded Repurchase Price required to be paid by Seller on such Monthly Date in accordance with the terms hereof, Seller may, at its election, pay to Agent for the account of the Buyers an additional amount by wire transfer of immediately available funds to the account of Agent specified in Schedule 2 by or before 5:00 p.m. on such Monthly Date, which additional payment shall (i) reduce the Purchase Price for such Deemed Roll-Over Transaction and (ii) be treated as the payment of additional Funded Repurchase Price for all purposes hereunder and under the other Transaction Agreements; provided, that the Price Differential through the first two (2) Business Days of the Transaction Period for such Deemed Roll-Over Transaction shall be calculated as though the corresponding reduction of Purchase Price did not occur.

Promptly after entry into any Deemed Roll-Over Transaction, Seller and Agent shall cooperate expeditiously and in good faith to prepare, execute and deliver a Confirmation and Portfolio Schedule which, if treated as having been delivered in a timely manner in connection with a proposed Roll-Over Transaction to be entered into on the Purchase Date for such Deemed Roll-Over Transaction, would satisfy the applicable Roll-Over Conditions (excluding the condition described in Section 4.3(a)(iii), which need not be satisfied for purposes of this paragraph) as of such Purchase Date, to evidence and definitively document such Deemed Roll-Over Transaction, with the terms of such Confirmation, and if applicable, updated Portfolio Schedule, amending, restating and superseding any deemed terms specified in the preceding sentence as of the applicable Purchase Date, notwithstanding such later execution and delivery of such definitive documentation.

4.2    Funding of Transaction Purchase Prices.

(a)    Funding Notices. In the event Agent receives a Transaction Notice for a proposed Transaction in accordance with Section 4.1(a), Agent shall deliver to each other Buyer a written notice concerning such Transaction (a “Funding Notice”) not later than 10:00 a.m. on the date that is two (2) Business Days prior to the date of the proposed Transaction. Such notice shall (i) set forth the Purchase Date for the proposed Transaction, the amount of any Funded Purchase Price anticipated to be paid or Funded Repurchase Price anticipated to be received in connection with such Transaction, any Funding Amount payable by or Distribution Amount anticipated to be distributed to each Buyer in connection with the Transaction, any adjustments and related calculations made pursuant to Section 4.5 and the anticipated Aggregate Buyer Balance after giving effect to such Transaction, and (ii) be accompanied by a copy of the substantially final form of Confirmation to be entered into in connection with such Transaction.

(b)    Funding of Purchase Prices. Following receipt of any Funding Notice concerning a proposed Transaction, each Buyer shall fund its respective Funding Amount (if any) for such proposed Transaction by wire transfer of immediately available funds to the account of Agent specified in Schedule 2 no later than 11:00 a.m. on the Purchase Date for such Transaction (or such later time as Agent may determine with the consent of Seller (such consent not to be unreasonably withheld so long as the Funded Purchase Price is received for value on such Purchase Date)). Agent shall, subject to satisfaction of the Additional Funding Conditions, use such funds to pay the Funded Purchase Price for the Transaction on behalf of each of the Buyers in accordance with terms of the Master Repurchase Agreement and applicable Confirmation, upon which Seller will sell and assign, and Buyers will purchase, the Transaction Portfolio for such Transaction, with each Buyer receiving a fractional undivided interest in such Transaction Portfolio in accordance with its respective Undivided Funding Percentage as of the time of such purchase (after giving effect to the funding of such Funding Amounts and payment of such Funded Purchase Price). The closing of such Transaction and payment of such Funded Purchase Price shall occur at 12:00 noon on the Purchase Date (or such later time on such Purchase Date as Agent may determine with the consent of Seller (such consent not to be unreasonably withheld for so long as the Funded Purchase Price is received for value on such Purchase Date)).

(c)    Advance Payment of Funded Purchase Price. Notwithstanding the provisions of Section 4.2(b) above, Agent may, at its sole discretion, on any Purchase Date for a Transaction in respect of which it anticipates receiving Funding Amounts from Buyers, transfer in advance any Funded Purchase Price anticipated to be payable in respect of such Transaction to Seller on such Purchase Date prior to Agent’s actual receipt of such Funding Amounts; provided, that if Agent does not receive all such Funding Amounts from Buyers by or before 5:00 p.m. on such Purchase Date, then subject to and in accordance with Section 4.5(a)(iii), Seller and each applicable Defaulting Buyer severally agree to pay to Agent forthwith on demand the amount of Funded Purchase Price transferred in advance corresponding to the Funding Amounts not received, with interest thereon at a rate reasonably determined by Agent in accordance with banking industry rules on interbank compensation.

(d)    Return of Excess Funding Amounts. In the event any Buyer has funded its respective Funding Amount on any proposed Purchase Date for an Additional Funding Transaction in accordance with Section 4.2(b), and either (i) Seller and Buyers fail to enter into such Additional Funding Transaction on such proposed Purchase Date or (ii) Seller and Buyers enter into an Additional Funding Transaction on such Purchase Date with respect to which less than all of the amount funded by such Buyer is actually applied to the payment of Funded Purchase Price on such Purchase Date, then Agent shall, promptly following either such event, refund to such Buyer the unused portion of such funded amount.

4.3    Transaction Conditions.

(a)    The obligation of Buyers to enter into any Additional Funding Transaction shall be subject to satisfaction of the following conditions (in each case, as of the Purchase Date) (together, the “Additional Funding Conditions”):

(i)    with respect to the initial Transaction, each of the items required to be delivered by Seller at or prior to the Closing pursuant to Section 3.2 shall have been delivered in accordance with the terms hereof;

(ii)    all amounts then due and owing by Seller under Section 9.2, the Fee Letter and the Side Letter shall have been paid in full;

(iii)    the Transaction Notice, including the proposed Portfolio Schedule required to be attached thereto, shall have been delivered to Agent in accordance with Section 4.1;

(iv)    Seller shall have delivered to Agent a duly executed counterpart to the applicable Confirmation;

(v)    each of the representations and warranties of Seller and each Guarantor (as applicable) set forth in the Transaction Agreements (excluding any representations or warranties set forth in the Asset Representations, Warranties and Covenants) shall be true and correct in all material respects;

(vi)    the aggregate Market Value of the Transaction Portfolio for such Transaction (as set forth in the Portfolio Schedule to the Confirmation provided by Seller) shall be equal to or greater than 105% of the Purchase Price for such Transaction;

(vii)    all of the loans included in the Transaction Portfolio for such Transaction (as set forth in the Portfolio Schedule to the Confirmation provided by Seller) shall be Eligible Farmer Loans;

(viii)    the Weighted Average CBR Score with respect to the Transaction Portfolio for such Transaction shall be equal to or greater than 675;

(ix)    no less than seventy percent (70%) of the Eligible Farmer Loans comprising the Transaction Portfolio for such Transaction (based on their respective Book Values) shall have been made to Debtors that are natural persons;

(x)    the Purchase Date for such Transaction shall be at least ten (10) days prior to the Farmer Loan Maturity Date;

(xi)    the payment of the proposed Purchase Price would not cause (x) the Aggregate Buyer Balance (after giving effect to such payment) to exceed the Aggregate Commitment Amount applicable to such Transaction or (y) any Buyer’s Individual Buyer Balance (after giving effect to such payment) to exceed such Buyer’s applicable Individual Commitment Amount with respect to such Transaction;

(xii)    no Potential Event of Default or Event of Default shall have occurred and be continuing which has not been waived; and

(xiii)    no “Event of Default” shall have occurred and be continuing under the Corteva Revolver which has not been waived.

(b)    The obligation of Buyers to enter into any Roll-Over Transaction (other than a Deemed Roll-Over Transaction) shall be subject to satisfaction of the following conditions (in each case, as of the Purchase Date) (together, the “Roll-Over Conditions”):

(i)    each of the conditions set forth in clauses (iii), (iv), and (vi) through (xi) of Section 4.3(a) shall have been satisfied; and
(ii)    no Event of Default shall have occurred and be continuing which has not been waived.

(c)    The deemed entry by Buyers into any Deemed Roll-Over Transaction shall be subject to satisfaction of the following conditions (in each case, as of the Purchase Date) (together, the “Deemed Roll-Over Conditions”):

(i)    the aggregate Market Value of the Transaction Portfolio for such Deemed Roll-Over Transaction (as set forth in the applicable Portfolio Schedule for such Deemed Roll-Over Transaction determined in accordance with Section 4.1(d)(C)) shall be equal to or greater than (x) 100% of the Purchase Price for such Transaction, if the applicable Portfolio Schedule for such Deemed Roll-Over Transaction is a Roll-Over Portfolio Schedule, or (y) 105% of the Purchase Price for such Transaction, in all other cases;

(ii)    each of the conditions set forth in clauses (vii) through (xi) of Section 4.3(a), as applied mutatis mutandis to the applicable terms of such Deemed Roll-Over Transaction and to the Transaction Portfolio set forth on the Portfolio Schedule for such Deemed Roll-Over Transaction, shall have been satisfied;

(iii)    if the prior Transaction expiring on such Purchase Date is Deemed Roll-Over Transaction, Seller shall have executed and delivered definitive documentation evidencing such prior Deemed Roll-Over Transaction in accordance with the last sentence of Section 4.1(d) on or before the Business Day immediately preceding such Purchase Date; and

(iv)    no Event of Default shall have occurred and be continuing which has not been waived.

4.4    Funding of Transaction Repurchase Prices.

(a)    Seller’s Payment of Funded Repurchase Price. On each Repurchase Date for a Transaction on which Funded Repurchase Price (other than Funded Repurchase Price on account of accrued but unpaid Price Differential) is payable by Seller pursuant to the Transaction Agreements (including, for the avoidance of doubt, on the Facility Expiration Date and each Commitment Reduction Date), Seller shall fund the Funded Repurchase Price for such Transaction by wire transfer of immediately available funds to the account of Agent specified in Schedule 2, no later than 5:00 p.m. on such Repurchase Date (or such later time as Seller may determine with the consent of Agent (such consent not to be unreasonably withheld so long as such Funded Repurchase Price is received for value on such Repurchase Date)).

(b)    Distribution of Amounts Received by Agent. On any Business Day when Agent receives any Funded Repurchase Price or Margin Payment from Seller for any Transaction, Agent shall distribute to each Buyer such Buyer’s Distribution Amount in respect of such Funded Repurchase Price or Margin Payment by wire transfer of immediately available funds to the account of such Buyer set forth on Schedule 2 hereto or separately provided in writing to Agent (i) on the same Business Day if such Funded Repurchase Price or Margin Payment is received from Seller prior to 2:00 p.m. on such Business Day or (ii) otherwise, on the next succeeding Business Day.

(c)     Advances of Funded Repurchase Price. Notwithstanding the foregoing Section 4.4(b), Agent may, at its discretion, on any Repurchase Date when it anticipates receiving any Funded Repurchase Price from Seller, transfer in advance to each Buyer its anticipated Distribution Amount in respect of such anticipated Funded Repurchase Price on such Repurchase Date prior to Agent’s actual receipt of such Funded Repurchase Price; provided, that if Agent does not receive such Funded Repurchase Price from Seller by 5:00 p.m. on such Repurchase Date, each Buyer shall be required to promptly refund to Agent any such anticipated Distribution Amounts transferred in advance.

4.5    Defaulting Buyers.

(a)     Adjustment for Reduced Funding. Notwithstanding anything in this Article IV to the contrary, in the event that, on any Purchase Date on which Agent has entered into, or is obligated to enter into, an Additional Funding Transaction with respect to which any Funded Purchase Price is to be paid in accordance with Section 4.2(b), one or more Buyers (any such Buyer, a “Defaulting Buyer”) fails to fund its respective Funding Amount on such Purchase Date when and as required by Section 4.2(b), then Agent shall promptly give notice of such failure to Seller and each other Buyer. Upon Agent’s giving of such notice:

(i)    the Confirmation for such Additional Funding Transaction shall be amended (or, if already executed and delivered by Seller prior to Agent’s giving of such notice, shall be deemed to have been amended) so as to reduce the Purchase Price for such Additional Funding Transaction by the applicable Funding Amounts such Defaulting Buyers have failed to fund;

(ii)    when and as required pursuant to Section 4.2(b), and subject to the satisfaction of the Additional Funding Conditions otherwise applicable to such Additional Funding Transaction, Agent shall pay to Seller, on behalf of the Buyers (other than the Defaulting Buyer), any remaining unpaid Funded Purchase Price payable in respect of such Additional Funding Transaction (after giving effect to the reduction in Purchase Price pursuant to the foregoing Section 4.5(a)(i));

(iii)    to the extent Agent has advanced any amounts to Seller pursuant to Section 4.2(c) on such Purchase Date in excess of the Funded Purchase Price payable in respect of such Additional Funding Transaction (after giving effect to the reduction in Purchase Price pursuant to the foregoing Section 4.5(a)(i)), Seller shall refund any such excess when and as required pursuant to Section 4.2(c);

(iv)    following such Purchase Date, Seller shall be entitled to exercise its rights under Paragraph 4(b) of Annex I to the Master Repurchase Agreement to address the excess Market Value of the Transaction Portfolio which may result from the failure of such Defaulting Buyer to fund.

(b)    Replacement of Buyers. Seller may, at its sole expense and effort, upon notice to any Defaulting Buyer and Agent, require such Defaulting Buyer to assign, without recourse, all of its rights and obligations under the Transaction Agreements (including its Individual Buyer Balance, Individual Commitment Amount and any undivided fractional interest it may own with respect to any Transaction Portfolio) to one or more existing Buyers or new Buyers that is willing to assume such obligations; provided that (i) Seller shall have received the prior written consent of Agent with respect to any new Buyer, which consent shall not unreasonably be withheld, (ii) such Defaulting Buyer shall have received payment of an amount equal to its Individual Buyer Balance and accrued and unpaid Price Differential, fees and all other amounts payable to it under the Transaction Agreements (which may be paid by the applicable assignee and/or by Seller) and (iii) such assignment does not conflict with applicable Law. No Buyer shall be required to make any such assignment if prior thereto, such Buyer shall have ceased to be a Defaulting Buyer in accordance with Section 4.5(c). Each Party agrees that an assignment required pursuant to this Section 4.5(b) may be effected pursuant to assignment documentation executed by Seller, Agent and the assignee and that the Defaulting Buyer required to make such assignment need not be a party thereto. In connection with any such assignment, each assignee of the Defaulting Buyer agrees to purchase (at par) Individual Buyer Balances of other non-Defaulting Buyers (together with corresponding portions of such other non-Defaulting Buyers’ undivided fractional interests in any Transaction Portfolio) as Agent may determine necessary to cause each non-Defaulting Buyer’s Undivided Funding Percentage in connection with the applicable Current Transaction to equal its Undivided Commitment Percentage with respect to such Current Transaction (in each case, after giving effect to such assignment and with such adjustments as Agent may deem appropriate to take into account any Buyers that remain Defaulting Buyers).

(c)    Reinstatement of Defaulting Buyers. In the event that Agent and Seller agree that a Defaulting Buyer has adequately remedied all matters that caused such Buyer to be a Defaulting Buyer, then such Buyer shall cease to be a Defaulting Buyer for all purposes hereof. In connection with any such reinstatement of a Defaulting Buyer, such Defaulting Buyer agrees to purchase (at par) Individual Buyer Balances of other non-Defaulting Buyers as Agent may determine necessary to cause each non-Defaulting Buyer’s Undivided Funding Percentage in connection with the applicable Current Transaction to equal its Undivided Commitment Percentage with respect to such Current Transaction (in each case, after giving effect to such reinstatement and with such adjustments as Agent may deem appropriate to take into account any Buyers that remain Defaulting Buyers).

(d)    Replacement of Agent. In the event that Agent or any Affiliate thereof is a Defaulting Buyer, Required Buyers may, to the extent permitted by applicable law, by notice in writing to Seller and Agent, remove Agent in its capacity as such, and subject to Seller’s approval (not to be unreasonably withheld), appoint a successor. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the removed Agent and the removed Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Agreements. The fees payable by Seller to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Seller and such successor. Removed Agent agrees to execute such additional documents and perform such further acts as may be reasonably required or desirable to carry out or perform the foregoing provisions of this Section; provided that, to the extent removed Agent fails to promptly execute such additional documents and or to perform such further acts, successor Agent may, on behalf of removed Agent, execute such additional documents or perform such further acts.

(e)    Calculations. All calculations with respect to adjustments in the Undivided Commitment Percentages and Undivided Funding Percentages of, Funding Amounts owed by, or Distribution Amounts payable to, any Buyers resulting from any Buyer becoming a Defaulting Buyer or any actions taken by Agent pursuant to this Section 4.5 shall be made by Agent and communicated to Buyers in appropriate Funding Notices or other written notices (in all cases, with copies to Seller).

5.    Representations and Warranties; Certain Covenants.

5.1    Representations and Warranties of Seller. Seller represents to Agent and each Buyer that:

(a)    Organization and Authority. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Iowa. Seller has full corporate power and authority to enter into the Transaction Agreements to which it is a party, to carry out its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by Seller of the Transaction Agreements to which it is a party and the performance by Seller of its obligations thereunder have been duly authorized by all requisite corporate action on the part of Seller. The Transaction Agreements to which Seller is a party have been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by each other Party) the Transaction Agreements to which Seller is a party constitute a legal, valid, and binding obligation of Seller enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)    No Conflicts; Consents. The execution, delivery and performance by Seller of each of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements do not and will not: (A) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller; (B) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller except as would not reasonably be expected to have a Material Adverse Effect; or (C) require the consent, notice or other action by any Person pursuant to, or result in a default or event of default under, any Contract to which Seller is a party, except: (1) as expressly set forth in the applicable Transaction Agreement, (2) as shall have been obtained by Seller as of the Effective Date or (3) as would not reasonably be expected to have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements except as shall have been obtained by Seller or except as would not reasonably be expected to have a Material Adverse Effect.

(c)    Legal Proceedings. There are no Actions pending or, to Seller’s knowledge, threatened against or by Seller or any Affiliate of Seller that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by the Transaction Agreements.

(d)    Compliance with Laws. Seller is in compliance with all applicable Laws in connection with the performance of obligations or exercise of rights under the Transaction Agreements, except where the failure to be so would not reasonably be expected to have a Material Adverse Effect.

(e)    No Defaults. No Event of Default under this Framework Agreement has occurred and is continuing that has not been waived. Except as disclosed to Agent, no Potential Event of Default under this Framework Agreement has occurred and is continuing that has not been waived.

(f)    Certification of Beneficial Owner. The information included in the Certification of Beneficial Owner(s) is true and correct in all respects as of the date of delivery thereof.

5.2    Asset Representations and Warranties. Seller represents or covenants, as applicable, to Agent and each Buyer with respect to each Eligible Farmer Loan included in the Transaction Portfolio for any outstanding Transaction that:

(a)    Accuracy of Information. The information regarding such Eligible Farmer Loan set forth on the Portfolio Schedule to the Confirmation for such Transaction (as corrected in accordance with Section 4.1(d), in the case of any Deemed Roll-Over

Transaction) is true and correct in all material respects as of the Purchase Date for such Transaction.

(b)    Form of Loan Agreement. The Loan Agreement for such Eligible Farmer Loan is substantially in the form of one of the Deferred Payment Loan Agreements attached to Schedule 3 hereto or any other form of Loan Agreement provided to and deemed satisfactory by Agent.

(c)    Enforceability. Such Eligible Farmer Loan and related Loan Agreement has been duly authorized, executed and delivered by all parties thereto, and constitutes a legal, valid, and binding obligation of each such party enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d)    No Conflicts; Consents. The execution, delivery and performance by Seller and each applicable Debtor under such Eligible Farmer Loan of the Loan Agreement and the consummation of the transactions contemplated thereby do not and will not conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller except as would not reasonably be expected to have a Material Adverse Effect, and no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any Affiliate of Seller in connection with the execution and delivery of the Loan Agreement and the consummation of the transactions contemplated thereby except as shall have been obtained by Seller or such Affiliate as of the date of such Loan Agreement or except as would not reasonably be expected to have a Material Adverse Effect.

(e)    No Modifications. Except in accordance with its ordinary servicing practices (so long as the related modification, alteration or amendment would not (i) cause such loan to cease to be an Eligible Farmer Loan, (ii) breach any of the other Asset Representations, Warranties and Covenants, (iii) reduce the amount payable under the Eligible Farmer Loan (other than as a result of a prepayment), (iv) extend the stated maturity date of such Eligible Farmer Loan or (v) reasonably be expected to have a Material Adverse Effect) or as consented to by Agent, Seller is not a party to any Contract or other legally binding arrangement with any Debtor in relation to such Eligible Farmer Loan that modifies, alters or amends any of the terms in the related Loan Agreement.

(f)    Compliance with Laws.

(i)    Seller and its Affiliates are in compliance with all applicable Laws with respect to the making of such Eligible Farmer Loan (including all applicable “know your customer” Laws), except where the failure to be so would not reasonably be expected to have a Material Adverse Effect.

(ii)    Seller has implemented and maintain policies and procedures reasonably designed to promote compliance by Seller, its Subsidiaries and its Subsidiaries’ respective directors, officers, employees and, to the knowledge of Seller and to the extent commercially reasonable, agents with Anti-Corruption Laws and applicable Sanctions, and Seller, its Subsidiaries and their and its Subsidiaries’ respective directors, officers and employees and, to the knowledge of Seller, their agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (x) Seller, any of its Subsidiaries or, to the knowledge of Seller, any of its and its Subsidiaries’ respective directors, officers or employees, or (y) to the knowledge of Seller, any agent of Seller or any of its Subsidiaries that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person. The use of proceeds of any Transaction will not violate Anti-Corruption Laws or applicable Sanctions, in each case, in any material respect.

(g)    Legal Proceedings. There is no Action pending or, to the knowledge of Seller, threatened against Seller relating to such Eligible Farmer Loan or which seeks the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Loan Agreement, except as would not reasonably be expected to have a Material Adverse Effect.

    (h)    Segregation of Eligible Farmer Loans. All Eligible Farmer Loans included in the Portfolio Schedule for the Current Transaction that are in the possession of Seller shall be segregated from other securities in its possession and shall be identified as subject to the Transaction Agreements. Segregation may be accomplished by appropriate identification on the books and records of Seller.

5.3    Certain Covenants. Seller covenants with Agent and each Buyer as follows:

(a)    Taxes. Subject to the provisions of Section 6.8 and the provision by each Buyer of any relevant IRS forms and related documentation confirming its exemption from withholding Taxes, Seller will pay all relevant Taxes and make all relevant returns in respect of Taxes in relation to any Purchased Securities and Seller shall indemnify and hold each Buyer harmless from and against any such Taxes. Without limiting the generality of the foregoing, Seller shall remit all Direct Taxes to the applicable Governmental Authority relating to the Purchased Securities as and when due and Seller shall indemnify and hold each Buyer harmless from and against any such Taxes.

(b)    Performance of Loan Agreements. Seller shall perform and comply with each Loan Agreement governing an Eligible Farmer Loan included in the Transaction Portfolio for the Current Transaction in such a way as would not (or would not reasonably be expected to) materially affect the entitlement and/or ability to receive and/or to recover and/or enforce and/or collect payment of the full amount of such Eligible

Farmer Loan, and the exercise by Agent of its rights under this Framework Agreement and the other Transaction Agreements shall not relieve Seller of such obligations.

(c)    Indemnification. Seller will indemnify and keep indemnified Agent, each Buyer, their Affiliates, and their respective officers, directors, employees and agents and their successors and assigns (each, an “Indemnified Party”) against any cost, claim, loss, expense, liability or damages (including reasonable legal costs and out-of-pocket expenses) arising out of or involving a claim or demand made by any Person (other than by Seller, any of its Affiliates or any Indemnified Party) against such Indemnified Party (each a “Claim”) and incurred or suffered by it in connection with:

(i)    any representation or warranty made by Seller under or in connection with any Transaction Agreement (including with respect to any Portfolio Schedule delivered by Seller pursuant hereto) that shall have been false or incorrect when made or deemed made (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained therein);

(ii)    the failure by Seller, to comply with any applicable Law with respect to any Eligible Farmer Loan included in any Transaction Portfolio, or the nonconformity of any such Eligible Farmer Loan included therein or any related Contract with any such applicable Law, rule or regulation or any failure of Seller to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii)    any failure of Seller to perform its duties, covenants or other obligations in accordance with the provisions of any Transaction Agreement;

(iv)    any products liability, personal injury or damage, suit or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Eligible Farmer Loan in which any Indemnified Party becomes involved as a result of any of the Transactions contemplated hereby;

(v)    any investigation, litigation or proceeding related to or arising from any Transaction Agreement, the Transactions contemplated hereby, Seller’s use of the proceeds of such Transactions, the ownership of the Eligible Farmer Loans originated by Seller or any other investigation, litigation or proceeding relating to Seller in which any Indemnified Party becomes involved as a result of any of the Transactions contemplated hereby;

(vi)    any action or omission by Seller which reduces or impairs the rights of any Buyer with respect to any Eligible Farmer Loan or the value of any such Eligible Farmer Loan; and

(vii)    any civil penalty or fine assessed by the Office of Foreign Assets Control of the U.S. Department of the Treasury or any other Governmental Authority administering any Sanctions Law or Anti-Corruption Law against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by any Buyer as a result of any action of Seller;

provided, that notwithstanding the foregoing, in no event shall Seller be liable hereunder to any Indemnified Party or any other Person for (A) any special, indirect, consequential or punitive damages, even if Seller has been advised of the likelihood of such loss or damage and regardless of the form of action or (B) Claims to the extent arising from any Indemnified Party’s breach, bad faith, gross negligence or willful misconduct.

(d)    Approvals and Filings. Except as would not (or would not reasonably be expected to) materially affect the entitlement and/or ability to receive and/or to recover and/or enforce and/or collect payment of the full amount in the Eligible Farmer Loans, Seller shall maintain such Permits and make such filings, registrations and submissions as are necessary or advisable for the performance of its obligations under the Loan Agreements relating to the Eligible Farmer Loans.

(e)    Books and Records. Seller shall keep all its books, records and documents evidencing or relating to the Eligible Farmer Loans in accordance with its practice and procedures from time to time. Seller shall, but only upon Agent’s reasonable request in advance of the same, during normal business hours at reasonably accessible offices in the continental United States designated by Seller, and subject to Seller’s normal security and confidentiality procedures, permit Agent or any of its agents or representatives to examine and make copies of and abstracts from the records, books of account and documents (including computer tapes and disks) of Seller, visit the properties of Seller for the purpose of examining or obtaining access to such records, books of account and documents, and discuss the affairs, finances and accounts of Seller relating to the Eligible Farmer Loans with any of its officers, and Seller shall be obligated to reimburse Agent for the costs and expenses of one such examination during the Facility Term.

(f)    No Sales, Liens. Seller (i) shall not sell, assign or grant any Security Interest on or otherwise encumber any Eligible Farmer Loan subject to a Transaction or any Loan Agreement under which such Eligible Farmer Loan arises except as expressly contemplated by the Transaction Agreements, (ii) shall not permit any Security Interest to exist on or with respect to, any such Eligible Farmer Loan or Loan Agreement except as expressly contemplated by the Transaction Agreements, and (iii) will defend the right, title and interest of the Buyers in, to and under any of the foregoing.

(g)    No Waivers, Amendments. Except to the extent arising in the ordinary course of business and except as required by Section 5.3(h), Seller shall not (x) cancel, terminate, amend, modify or waive any term or condition of any Loan Agreement for an Eligible Farmer Loan subject to a Transaction (including reducing the amount of such Eligible Farmer Loan) or (y) take any other action that, in each case, may materially affect any entitlement and/or ability to receive and/or recover and/or enforce and/or collect payment in full of the full amount of the Eligible Farmer Loan, or otherwise prejudice any Buyer’s interest in any Eligible Farmer Loan in any material respect.

(h)    Ordinary Course. Seller shall follow its credit and collection procedures with respect to the Eligible Farmer Loans in accordance with its ordinary course of dealing as in effect from time to time without regard to the Transactions contemplated hereby, and shall use the same standards it would follow with respect to Eligible Farmer Loans which are owned by Seller.

(i)    Notice of Certain Events. Seller shall provide Agent with prompt notice upon becoming aware of (x) any Event of Default or Potential Event of Default or (y) any Change of Control with respect to Seller or any Guarantor.

(j)    Changes in Credit and Collection Procedures. Seller shall provide Agent with prompt notice, and in all instances at least sixty (60) days prior to the effectiveness of any material change in or material amendment to the credit and collection procedures (other than any such change or amendment required by applicable Law, in which case Seller shall provide notice to Agent of such change or amendment as promptly as practicable), a copy of the credit and collection procedures then in effect and a notice indicating such proposed change or amendment.

(k)    Information Required by Governmental Authorities. Subject to applicable Laws prohibiting or limiting such disclosure or provision of such information, documents, records or reports, Seller shall provide each Buyer promptly, from time to time upon request, such information, documents, records or reports relating to the Eligible Farmer Loans or Seller as such Buyer (or its assigns) may be required by a Governmental Authority to obtain; provided, that each such Buyer shall use commercially reasonable efforts to maintain the confidentiality of such information, documents, records or reports to the extent consistent with applicable Law, Seller’s normal privacy and confidentiality procedures, the terms of the Data Transfer Agreement and any confidentiality provisions or restrictions contained therein.

(l)    Accounting. Seller shall comply with all required accounting and Tax disclosures related to the Transactions in accordance with GAAP and applicable Law, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(m)    Changes Concerning Seller. Seller will not undergo a Change of Control or change its (i) jurisdiction of organization, (ii) name, (iii) identity or structure (within the meaning of Article 9 of the UCC), unless it shall have notified Agent of the same and delivered to Agent all financing statement amendments and other documents necessary to maintain the perfection of the Security Interests granted by Seller under the Transaction Agreements in connection with such change, relocation or Change of Control.

(n)    Compliance. Seller will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by Seller, its Subsidiaries and their and their Subsidiaries’ respective directors, officers, employees and, to the knowledge of Seller and to the extent commercially reasonable, agents with Anti-Corruption Laws and applicable Sanctions. Seller will not request that Buyers enter into any Transaction, and Seller shall not use, and shall not permit its Subsidiaries and their or their Subsidiaries’ respective directors, officers, employees and, to the knowledge of Seller and to the extent commercially reasonable, agents to use, the proceeds of any Transaction (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation in any material respect of any Sanctions applicable to any party hereto.

(o)    Margin Compliance During Final Two Months. On each Recalculation Date, Seller shall recalculate the aggregate Market Value of the Transaction Portfolio for the Current Transaction as of the close of business on the Business Day that is (x) three (3) Business Days before such Recalculation Date in the case of Recalculation Dates occurring prior to the Farmer Loan Maturity Date or (y) one (1) Business Day before such Recalculation Date in the case of Recalculation Dates occurring after the Farmer Loan Maturity Date, and based on such recalculations, shall notify Agent in writing (i) no later than the second Business Day following such Recalculation Date if the aggregate Market Value of such Transaction Portfolio decreases to an extent sufficient to result in a Margin Deficit exceeding fifty percent (50%) of the applicable threshold specified in Paragraph 4(e) of Annex I to the Master Repurchase Agreement and (ii) promptly if the aggregate Market Value of such Transaction Portfolio decreases to an extent sufficient to result in a Margin Deficit exceeding the applicable threshold specified in Paragraph 4(e) of Annex I to the Master Repurchase Agreement.

(p)    Servicing Information. In the event that Agent reasonably determines, with notice to Seller, that the likelihood of an Event of Default occurring has increased by an amount that it deems material, Seller shall within ten (10) Business Days following receipt of such notice, provide Agent with an updated Portfolio Schedule for the Current Transaction, which updated Portfolio Schedule shall include, for each Debtor with respect to each Eligible Farmer Loan listed on the Portfolio Schedule, the name, address, phone number, email address of, and principal contact at, each such Debtor and each Portfolio Schedule delivered hereunder thereafter shall contain such additional information; provided, that, for the avoidance of doubt, any removal by Seller of Eligible Farmer Loans from the applicable Transaction Portfolio prior to or in connection with the delivery of such updated Portfolio Schedule and other documents must comply with the applicable requirements of this Framework Agreement and the Master Repurchase Agreement. If an Event of Default shall have occurred and be continuing, Seller, upon a written request from Agent, provide to Agent (i) within ten (10) Business Days following receipt of such request with a list of all invoices provided to the Debtors under the Eligible Farmer Loans comprising the Transaction Portfolio, (ii) within four weeks following receipt of such request, copies of all Loan Agreements with and invoices pertaining to, such Debtors and corresponding Eligible Farmer Loans, which delivery shall be effected at an approximate rate of 25% of such Loan Agreements and invoices per week, it being understood that delivery at a faster rate in earlier weeks may result in a smaller percentage being delivered in later weeks and (iii) as promptly as practicable following receipt of such request, any other documents which may be necessary or appropriate to enforce Seller’s rights in connection with such Eligible Farmer Loans.

(q)    Certification of Beneficial Owner. Promptly, following any change in the information included in the Certification of Beneficial Owner(s) that would result in a change to the exemption from the definition of “legal entity customer” (if any) specified as being applicable to Seller in such certification, or if no such exemption is applicable, a change in the list of beneficial owners or control party (if any) required to be identified in such certification, or a change in the address of any such beneficial owners or control party, Seller shall execute and deliver to Agent an updated Certification of Beneficial Owner(s).

6.    Agent.

6.1    Appointment and Authority.

(a)    Each of the Buyers hereby irrevocably appoints Rabobank to act on its behalf as Agent hereunder and under the other Transaction Agreements and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof (including the power to execute and deliver Confirmations on behalf of such Buyer in accordance with Sections 4.1 and 4.5 of this Framework Agreement and the Master Repurchase Agreement), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VI (other than the proviso to the first sentence of Section 6.5) are solely for the benefit of Agent, and neither Seller nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

(b)    Each of the Buyers hereby irrevocably appoints and authorizes Agent to act as the agent of such Buyer for purposes of acquiring, holding and enforcing any and all Security Interests on Purchased Securities granted by Seller under the Transaction Agreements, including the filing in Agent’s name of any financing statements on behalf of Buyers, together with such powers and discretion as are reasonably incidental thereto. Each Buyer hereby authorizes Agent to exercise any rights and remedies on its behalf hereunder or under the other Transaction Agreements in respect of such Security Interests.

(c)    Agent hereby agrees that it will promptly deliver to each Buyer copies of each Confirmation and Portfolio Schedule and any notices or written information received by Agent from Seller or any Guarantor in connection with any Transaction Agreement (other than the Side Letter).

6.2    Rights as a Buyer. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Buyer as any other Buyer and may exercise the same as though it were not Agent and the term “Buyer” or “Buyers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Seller, any Guarantor or any of their Affiliates as if such Person were not Agent hereunder and without any duty to account therefor to the Buyers.

6.3    Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Agreements. Without limiting the generality of the foregoing, Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers; and

(iii)    shall not, except as expressly set forth herein or in the other Transaction Agreements, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Seller, any Guarantor or any of their Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Event of Default unless and until notice describing such Event of Default as such is given to Agent by Seller, a Guarantor or a Buyer.

Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Framework Agreement or any other Transaction Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Framework Agreement, any other Transaction Agreement or any other agreement, instrument or document, (v) the value or the sufficiency of any Purchased Securities or (vi) the satisfaction of any condition set forth in Article III, Section 4.3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

6.4    Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

6.5    Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Agreement by or through any one or more sub-agents appointed by Agent; provided, that with respect to any sub-agents taking actions with respect to, or receiving information in respect of, Eligible Farmer Loans that are not wholly-owned Subsidiaries of Agent and could reasonably be considered a competitor of Seller, but only insofar as no Event of Default has occurred and is continuing, Agent shall have first obtained the prior written consent of Seller. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent.

6.6    Non-Reliance on Agent and Other Buyers. Each Buyer acknowledges that it has, independently and without reliance upon Agent or any other Buyer or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Framework Agreement and the other Transaction Agreements. Each Buyer also acknowledges that it will, independently and without reliance upon Agent or any other Buyer or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Framework Agreement, any other Transaction Agreement or any related agreement or any document furnished hereunder or thereunder.

6.7    Agent May File Proofs of Claim. In case of the pendency of any proceeding under any bankruptcy or insolvency Law or any other judicial proceeding relative to Seller or any Guarantor, Agent shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of any amounts that are owing by Seller or any Guarantor under any Transaction Agreement and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Buyers and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Buyers, Agent and their respective agents and counsel and all other amounts due to the Buyers and Agent under any Transaction Agreement) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Buyer to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Buyers, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their respective agents and counsel, and any other amounts due to Agent hereunder or under any Transaction Agreement.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Buyer any plan of reorganization, arrangement, adjustment or composition affecting the obligations of Seller or any Guarantor under any Transaction Agreement or the rights of any Buyer or to authorize Agent to vote in respect of the claim of any Buyer in any such proceeding.

6.8    Withholding Tax. To the extent required by any applicable Law, Agent may withhold from any payment to any Buyer an amount equal to any applicable withholding Tax; provided, that Agent shall ensure that the withholding does not exceed the minimum amount legally required and Agent shall pay the amount withheld to the relevant Governmental Authority in accordance with applicable law. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold Tax from any amount paid to or for the account of any Buyer for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Buyer failed to notify Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Buyer shall indemnify and hold harmless Agent (to the extent that Agent has not already been reimbursed by Seller or any Guarantor and without limiting or expanding the obligation of Seller or any Guarantor to do so) for all amounts paid, directly or indirectly, by Agent as Tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that Buyer shall not be required to indemnify Agent for penalties, addition to Tax or interest thereon, or any expenses incurred, to the extent the failure to withhold results from Agent’s gross negligence or willful misconduct. A certificate as to the amount of such payment or liability delivered to any Buyer by Agent shall be conclusive absent manifest error. Each Buyer hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Buyer under this Framework Agreement or any other Transaction Agreement against any amount due to Agent under this Article VI. The agreements in this Article VI shall survive any assignment of rights by, or the replacement of, a Buyer, the expiration of the Facility Term and the repayment, satisfaction or discharge of all obligations under this Framework Agreement and the other Transaction Agreements. Unless required by applicable Laws, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Buyer any refund of Taxes withheld or deducted from funds paid for the account of such Buyer.

7.    Payment To Agent; Several Obligations And Certain Calculations.

7.1    Payments to Agent. Notwithstanding anything to the contrary contained herein, all amounts payable to any Buyer in connection with any Transaction shall be paid to Agent, and Agent shall distribute such payments to the Buyers in accordance with Section 4.4. As between Seller and the Buyers, any payment of such amounts to Agent shall be treated as payments to the Buyers and neither Seller nor any Guarantor shall have any liability for the failure of Agent to comply with the preceding sentence.

7.2    Several Obligations. The obligations of the Buyers hereunder are several, and no Buyer shall have any obligation or liability for the failure of any other Buyer to perform its obligations hereunder.

7.3    Certain Calculations. Agent shall calculate the Undivided Commitment Percentages, Undivided Funding Percentages, Funded Purchase Prices, Funding Amounts, Distribution Amounts, Aggregate Commitment Amount, Aggregate Buyer Balance, Individual Commitment Amounts, Individual Buyer Balances, Breakage Amounts, the amounts of any fees payable under the Fee Letter or the Side Letter and all other amounts to be calculated under the Transaction Agreements, as well as any adjustments thereto, which calculations shall be conclusive absent manifest error. Upon the reasonable request of Seller, any Buyer or any Guarantor for any such calculations, Agent shall promptly provide such calculations to such Person.

8.    Confidentiality.

8.1    Duty to Preserve Confidentiality. Except as otherwise provided herein, each Receiving Party agrees, for a period of two (2) years following the termination or expiration of this Framework Agreement, to hold in confidence all Confidential Information furnished by the Disclosing Party, to not disclose any Confidential Information to any third party, and to use Confidential Information solely for purposes of the transactions contemplated by this Framework Agreement and the other Transaction Agreements; provided, that such Confidential Information may be disclosed to Representatives of such Receiving Party as reasonably necessary in connection with the transactions contemplated by this Framework Agreement and the other Transaction Agreements, so long as such Representatives are similarly bound by an obligation of confidentiality (including by means of applicable policies of the Receiving Party).

8.2    Permitted Disclosure. Notwithstanding the foregoing Section, a Receiving Party shall be permitted to disclose Confidential Information of a Disclosing Party if the Receiving Party is required by applicable Law or other legal process or requested by any Governmental Authority asserting jurisdiction over the Receiving Party or its Affiliates, or as necessary or appropriate to enforce its rights under the Transaction Agreements. Such Receiving Party agrees that in the event of any such disclosure (other than as a result of an examination by a Governmental Authority or other regulatory authority), it will notify the Disclosing Party as soon as practicable, unless such notification shall be prohibited by applicable Law. Such Receiving Party shall disclose only that portion of the Confidential Information that, in the reasonable judgment of such Receiving Party and its Representatives, is legally required (or, in the case of request by a Governmental Authority or other regulatory authority, that portion ordinarily disclosed in accordance with the Receiving Party’s usual practice with respect to such requests) and shall disclose the Confidential Information in a manner reasonably designed to preserve its confidential nature.

8.3    Return of Confidential Information. Unless otherwise specified in writing, all Confidential Information shall remain the property of the Disclosing Party. Upon request of the Disclosing Party, the Receiving Party agrees to return or destroy all Confidential Information received from the Disclosing Party; provided, that (i) the Receiving Party and its Representatives may retain Confidential Information to the extent required by any applicable Law, by any supervisory or regulatory body or by its internal record retention policy, and (ii) the Receiving Party and its Representatives shall in no event be required to erase, destroy or return any information from computer systems or hard drives, tapes, memory or other electronic forms of information retention processes, materials or equipment. All Confidential Information so retained shall remain subject to the confidentiality obligations set forth herein.

8.4    Data Transfer Agreement. In addition to the confidentiality provisions set forth in Section 8.1, but subject to the provisions of Sections 8.2 and 8.3 concerning permitted disclosures and retention, each Buyer agrees to be bound by the provisions of the Data Transfer Agreement that are applicable to the “Company” thereunder as though such Buyer were a signatory to such Data Transfer Agreement as the “Company” thereunder.

9.    Miscellaneous.

Except as otherwise expressly set forth in a Transaction Agreement, the following will apply to all Transaction Agreements:

9.1    Copies of Records; Further Assurances. Each Party will promptly provide, upon the other Party’s written request, copies of the other Party’s records in a Party’s or any of its Subsidiaries’ possession or control. Each Party will promptly execute, or cause its Subsidiaries to promptly execute, such other documents and instruments, and provide such other assurances, as reasonably necessary to carry out the purpose and intent of the Transaction Agreements.

9.2    Expenses. Upon and as a condition to the Closing, Seller shall reimburse Rabobank for all reasonable and sufficiently detailed documented out-of-pocket expenses (including fees, charges and disbursements of counsel) up to an aggregate of $125,000 incurred by Rabobank in connection with the negotiation, preparation, execution and delivery of the Transaction Agreements and any related documentation and the consummation of the transactions contemplated thereby. Except as otherwise set forth in the preceding sentence or in any Transaction Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with any Transaction Agreement will be paid by the Party incurring those costs and expenses.

9.3    Entire Agreement. This Framework Agreement, together with the other Transaction Agreements, constitutes the entire agreement between the Parties and supersedes all prior oral and written negotiations, communications, discussions, and correspondence pertaining to the subject matter of the Transaction Agreements.

9.4    Order of Precedence. If there is a conflict between this Framework Agreement and any other Transaction Agreement, this Framework Agreement will control unless the conflicting provision of the other Transaction Agreement specifically references the provision of this Framework Agreement to be superseded.

9.5    Amendments and Waivers. The Transaction Agreements may only be amended or modified (including any waiver of or exception to any obligation or covenant under a Transaction Agreement) by an instrument in writing signed by the Seller and the Required Buyers and acknowledged by the Agent, or by the Seller and the Agent with the consent of the Required Buyers; provided, that no such amendment, waiver, exception or other modification shall:

(a)    increase the Individual Commitment Amount of any Buyer applicable to any monthly period without the written consent of such Buyer;

(b)    reduce any fees or other amounts payable hereunder or under any other Transaction Agreement, without the written consent of each such Buyer directly and adversely affected thereby;

(c)    change any provision of this Section or the percentage in the definition of “Required Buyers” or any other provision hereof specifying the number or percentage of Buyers required to amend, waive or otherwise modify any rights or duties hereunder or make any determination or grant any consent hereunder, without the written consent of each Buyer;

(d)    reduce or forgive any Repurchase Price, extend any Commitment Reduction Date, the Scheduled Facility Expiration Date, any Repurchase Date or the Facility Expiration Date, adjust any Undivided Commitment Percentages or Undivided Funding Percentages, or reduce any Distribution Amount, in each case, without the written consent of each Buyer;

(e)    amend, modify or waive any provision of Article IV in a manner that would alter the pro rata sharing of payments required thereunder, without the written consent of each Buyer; and

(f)    release (i) all or a material portion of the Security Interests created pursuant to the Transaction Agreements, (ii) Seller from all or a material portion of its obligations under the Transaction Agreements or (iii) any Guarantor from its obligations under the Guaranty, in each case, without the written consent of each Buyer;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Transaction Agreement of the Agent, unless in writing executed by the Agent, in addition to the Seller and the Buyers required above. For the avoidance of doubt, Agent is not authorized to sign any waiver or amendment on behalf of any Buyer without the consent of such Buyer.

Notwithstanding anything herein to the contrary, no Defaulting Buyer shall have any right to approve or disapprove any amendment, waiver or consent hereunder and any amendment, waiver or consent that by its terms requires the consent of all the Buyers or each affected Buyer may be effected with the consent of the applicable Buyers other than Defaulting Buyers, except that (x)

the Individual Commitment Amount or a Defaulting Buyer may not be increased or extended without the consent of such Defaulting Buyer and (y) any amendment, waiver or consent requiring the consent of all Buyers or each affected Buyer shall require the consent of such Defaulting Buyer.

9.6    Binding Effect. The Transaction Agreements will be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns.

9.7    Assignment. Except as provided in this Framework Agreement or any other Transaction Agreement, neither this Framework Agreement nor any other Transaction Agreement, respectively, may be assigned or otherwise transferred, nor may any right or obligation hereunder or under another Transaction Agreement be assigned or transferred by any Party without the consent of the other Parties. Any permitted assignee shall assume all obligations of its assignor under this Framework Agreement; provided, that in the event of any assignment by a Defaulting Buyer required pursuant to Section 4.5(b), any indemnity obligations owed to or by such Defaulting Buyer under the Transaction Agreements shall survive such assignment. This Framework Agreement is binding upon the permitted successors and assigns of the Parties. Any attempted assignment not in accordance with this Section 9.7 shall be void.

9.8    Notices. All notices, requests, demands, and other communications required or permitted to be given under any of the Transaction Agreements by any Party must be in writing delivered to the applicable Party at the following address:

If to Rabobank or Agent:

Coöperatieve Rabobank, U.A., New York Branch
245 Park Avenue
New York, New York 10167
Attention:    Vikram Malkani
E-Mail:    Vikram.Malkani@rabobank.com

With copy to:

Coöperatieve Rabobank, U.A., New York Branch
245 Park Avenue
New York, New York 10167
Attention:    Chris Kortlandt
E-Mail:    Chris.Kortlandt@rabobank.com

If to MUFG:

MUFG Bank, Ltd.
1251 Avenue of the Americas
New York, New York 10020-1104

Attention:    Robert Wenzel
E-Mail:    RWenzel@us.mufg.jp

With copy to:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
1251 Avenue of the Americas
New York, NY 10020-1104
Attention:    Thomas Giuntini
E-Mail:    TGiuntini@us.mufg.jp

If to Standard Chartered:

Standard Chartered Bank
2700 Post Oak Boulevard
21st Floor
Houston, TX 77056
Attention: Anita Gray
Email: Anita.Gray@sc.com

With copy to:

Standard Chartered Bank
1095 Avenue of the Americas
New York, New York 10003
Attention: Filipe Mossmann
Email: Filipe.Mossmann@sc.com

If to HSBC:

HSBC Securities (USA) Inc.
452 Fifth Avenue New York, New York 10018
Attention : David Mendell
Email : david.a.mendell@us.hsbc.com

If to Seller:

PHI Financial Services, Inc.
7100 NW 62nd Avenue
P.O. Box 1050
Johnston, Iowa 50131
Attention:    Secretary
E-Mail:    mike.wineland@pioneer.com

With a copy to:

E. I. du Pont de Nemours and Company
974 Centre Road
Chestnut Run Plaza 730/5218
Wilmington, Delaware 19805
Attention:    Treasury Consultant and Corporate Secretary
E-Mails:    james.p.donaghey@dupont.com
                erik.t.hoover@dupont.com

or to such other address as any Party may designate by written notice to the other Party. Each notice, request, demand, or other communication will be deemed given and effective, as follows: (i) if sent by hand delivery, upon delivery; (ii) if sent by first-class U.S. Mail, postage prepaid, upon the earlier to occur of receipt or three (3) days after deposit in the U.S. Mail; (iii) if sent by a recognized prepaid overnight courier service, one (1) Business Day after the date it is given to such service; (iv) if sent by facsimile, upon receipt of confirmation of successful transmission by the facsimile machine; and (v) if sent by email, upon acknowledgement of receipt by the recipient.

9.9    GOVERNING LAW. THIS FRAMEWORK AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISIONS THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

9.10    Jurisdiction. Each Party hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to any Transaction Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan in the City of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Section 9.8 or at such other address which has been designated in accordance therewith; and

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction.

9.11    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO ANY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENTS, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANOTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE PREVIOUS SENTENCE, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF ANY PORTION OF ANY TRANSACTION AGREEMENTS. THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT, OR MODIFICATION TO ANY OF THE TRANSACTION AGREEMENTS.

9.12    Severability. If any provision of a Transaction Agreement is held by a court of competent jurisdiction to be invalid, unenforceable, or void, that provision will be enforced to the fullest extent permitted by applicable Law, and the remainder of the applicable Transaction Agreement will remain in full force and effect. If the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that that court deems enforceable, then that court will reduce the time period or scope to the maximum time period or scope permitted by Law.

9.13    Survival. The provisions of Section 5.3(c), Article VI, Article VII, Article VIII and this Article IX shall survive any termination or expiration of this Framework Agreement and any of the other Transaction Agreements.

9.14    Counterparts. The Transaction Agreements and any document related to the Transaction Agreements may be executed by the Parties on any number of separate counterparts, by facsimile or email, and all of those counterparts taken together will be deemed to constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document. A facsimile, portable document format (“.pdf”) or other electronic format signature page will constitute an original for the purposes of this Section 9.14 (including with respect to each of the Transaction Agreements and related documents).

9.15    Joint Lead Arrangers. The Joint Lead Arrangers shall not have any duties or responsibilities hereunder or under any of the other Transaction Agreements in their capacities as such.

9.16    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Framework Agreement or any other Transaction Agreement; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Master Framework Agreement as of the date first written above.
Buyer and Agent:

Coöperatieve Rabobank, U.A., New York Branch

By:    /s/ Vikram Malkani
Name:    Vikram Malkani
Title:    Managing Director

By:    /s/ David Epstein
Name:    David Epstein
Title:    Vice President

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Master Framework Agreement as of the date first written above.
Buyer:

MUFG Bank, Ltd., New York Branch

By:
Name:
Title:

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Master Framework Agreement as of the date first written above.
Buyer:

Standard Chartered Bank, acting through its New      York branch

By:    /s/ Anita Gray
Name:    Anita Gray
Title:    Executive Director

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Master Framework Agreement as of the date first written above.
Buyer:

HSBC Bank USA, N.A.

By:    /s/ Adam Hendley
Name:    Adam Hendley
Title:    Manage Director

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

    IN WITNESS WHEREOF, the Parties have executed this Master Framework Agreement as of the date first written above.

Seller:

PHI Financial Services, Inc.

By:    /s/ Timothy A. Johnson
Name:    Timothy A. Johnson
Title:    Treasurer ad Director

SCHEDULE 1

DEFINITIONS
As used in the Transaction Agreements, the following terms have the following meanings unless otherwise defined in any Transaction Agreement:

“Action” means any suit in equity, action at law or other judicial or administrative proceeding conducted or presided over by any Governmental Authority.

“Additional Funding Conditions” has the meaning set forth in Section 4.3(a).

“Additional Funding Transaction” means a Transaction with respect to which any Funded Purchase Price is to be paid, whether pursuant to Section 4.2(b) or Section 4.5(a)(ii).

“Affiliate” of a Party means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that Party. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” has the meaning set forth in the Preamble.

“Aggregate Buyer Balance” means, as of any time of determination, the aggregate Purchase Price with respect to the applicable Current Transaction.

“Aggregate Commitment Amount” means, as of any date of determination with respect to any Transaction or proposed Transaction, the sum of the applicable Individual Commitment Amounts for each of the Buyers as of such date of determination.
“Aggregate Exposure Amount” means the sum of all Individual Exposure Amounts for all Buyers.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Asset Representations, Warranties and Covenants” means, collectively, the representations, warranties and covenants set forth in Section 5.2, Section 5.3(b), Section 5.3(d), Section 5.3(f), Section 5.3(g) and Section 5.3(h).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the

European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.

“Book Value” means, with respect to any Eligible Farmer Loan as of any date of determination, the outstanding principal amount of such Eligible Farmer Loan as of such date of determination.

“Breakage Amount” has the meaning set forth in the Master Repurchase Agreement.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York City are permitted or required by applicable Law or regulation to remain closed.

“Buyer” has the meaning set forth in the Preamble.

“CBR Score” means, with respect to any Debtor that is a natural person as of any date of determination, the most recent numerical FICO score issued by Equifax, Experian or TransUnion with respect to such Debtor obtained by Seller and maintained in its records in accordance with its underwriting procedures for the 2021 season; provided, that any such Debtor for which Seller does not have a FICO score in its records as of such date of determination (with respect to which the most recent FICO score in Seller’s records was issued more than three (3) years prior to such date of determination) shall be deemed to have a FICO score of zero.

“Certification of Beneficial Owner(s)” means a certificate in form and substance satisfactory to the Agent regarding beneficial ownership of Seller, as required by the Beneficial Ownership Rule.

“Change of Control” means with respect to any Person, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of voting equity securities representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding voting equity securities of such Person; provided, that the occurrence of any of the following shall also be treated as a Change of Control with respect to Seller:
(i)    Corteva ceases to own, directly or indirectly, 100% of the issued and outstanding equity interests in DuPont (other than, unless redeemed or otherwise extinguished, the Preferred Stock - $4.50 Series and the Preferred Stock - $3.50 Series of DuPont outstanding on November 12, 2018);

(ii)    any Guarantor violates the provisions of Sections 5.09, 6.01, 6.03 or 6.04 of the Corteva Revolver, as amended from time to time;

(iii)    any Guarantor violates the provisions of Section 6.02 of the Corteva Revolver, as amended from time to time, replacing the reference to a “Default” thereunder with an Event of Default under this Framework Agreement; or

(iv)    Seller ceases to be a direct or indirect wholly-owned Subsidiary of DuPont.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Reduction Date” means each of the Monthly Dates occurring in October, 2021 and November, 2021.

“Confidential Information” means any and all information, know-how and data, technical or non-technical, disclosed or provided by one Party to another Party concerning any of the Transaction Agreements, the subject matter thereof or any of the transactions contemplated thereby, whether disclosed or provided in oral, written, graphic, photographic, electronic, or any other form, but excluding any such information to the extent that such information:
(a)    is or becomes generally known or available to the public without breach of this Framework Agreement;
(b)    is known to the Receiving Party or any of its Representatives at the time of disclosure, as evidenced by written records of the Receiving Party;

(c)    is independently developed by the Receiving Party or any of its Representatives, as evidenced by written records of the Receiving Party; or

(d)    is disclosed to the Receiving Party by a third party who, to the knowledge of the Receiving Party, is not bound by any duty of confidentiality to the Disclosing Party.

“Confirmation” has the meaning set forth in the Master Repurchase Agreement.

“Contract” means contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“Corteva” means Corteva, Inc., a Delaware corporation.

“Corteva Revolver” means the Five-Year Revolving Credit Agreement dated as of November 12, 2018, among DuPont, Corteva, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by (i) that certain Amendment No. 1 to Five-Year Revolving Credit Agreement dated as of May 2, 2019, among DuPont, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and (ii) that certain Joinder Agreement dated as of June 1, 2019, among DuPont, Corteva, and JPMorgan Chase Bank, N.A., as administrative agent.

“Current Transaction” means, as of any time of determination, the Transaction, if any, outstanding at such time of determination.

“Data Transfer Agreement” means that certain Data Transfer Agreement dated as of September 15, 2015, between Agent and DuPont, as set forth on Schedule 4.

“Debtor” means, with respect to any Eligible Farmer Loan, each of the Persons designated as a “borrower” under the applicable Loan Agreement.

“Deemed Roll-Over Conditions” has the meaning set forth in Section 4.3(c).

“Deemed Roll-Over Transaction” has the meaning set forth in Section 4.1(c).

“Defaulting Buyer” has the meaning set forth in Section 4.5.

“Direct Taxes” means sales, use, excise, gross receipts, fuel, value added, export/import, acquisition, transfer and similar Taxes, or any inspection fees, environmental fees and similar amounts imposed on or with respect to any Eligible Farmer Loan or any Contracts related thereto.

“Disclosing Party” means the Party who provides (by any means, including indirectly through Agent or any third party or third party application or website) any Confidential Information to the Receiving Party.

“Distribution Amount” means, for any Buyer with respect to any Funded Repurchase Price or Margin Payment paid by Seller in connection with any Transaction, an amount equal to the product of such Funded Repurchase Price or Margin Payment, multiplied by such Buyer’s Undivided Funding Percentage as of the date such Funded Repurchase Price or Margin Payment was paid by Seller to Agent.

“DuPont” means E. I. du Pont de Nemours and Company, a Delaware corporation.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in the Preamble.

“Eligible Farmer Loan” means any outstanding loan made by Seller to a customer of Seller or its Affiliates in connection with Seller’s Pioneer Deferred Payment Plan program with a stated final maturity date of December 1, 2021 (the “Farmer Loan Maturity Date”).

“ERISA Event” has the meaning ascribed to such term in the Corteva Revolver.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the following:

(a)    Seller or any Guarantor shall have failed to pay any margin payment required to be paid under Paragraph 4(a) of the Master Repurchase Agreement or any Repurchase Price due and payable on the Scheduled Facility Expiration Date or on any Commitment Reduction Date, in each case, when and as the same shall become due and payable;

(b)    Seller or any Guarantor shall have failed to pay any Repurchase Price (other than any Repurchase Price payable on the Scheduled Facility Expiration Date or any Commitment Reduction Date), Price Differential, any fee required to be paid under the Fee Letter or the Side Letter, any amount required to be refunded pursuant to Section 4.5(a)(iii) hereof, or any other amounts owing under any Transaction Agreement (other than amounts specified in clause (a) of this definition), in each case, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;

(c)    Seller shall fail to perform any covenant set forth in Section 5.3(f)(i) or Section 5.3(o);

(d)    Seller or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Framework Agreement or any other Transaction Agreement (excluding (i) any covenants, conditions or agreements contained in the Asset Representations, Warranties and Covenants unless the failure to observe such covenants, conditions and agreements would, individually or in the aggregate, have a Material Adverse Effect and (ii) any covenants, conditions or agreements specified in clauses (a), (b) or (c) of this definition) and such failure shall continue unremedied for a period of 30 or more days;

(e)    any representation or warranty made or deemed made by or on behalf of Seller or any Guarantor in or in connection with this Framework Agreement, any other Transaction Agreement or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made (excluding any representations or warranties contained in the Asset Representations, Warranties and Covenants unless the failure of such representations and warranties would, individually or in the aggregate, have a Material Adverse Effect), and such failure to be correct shall continue unremedied for a period of 30 or more days;

(f)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either of Seller or any Guarantor or its debts, or of a substantial part of the assets thereof, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either of Seller or any Guarantor or for a substantial part of its assets, and in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)    Seller or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this definition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Seller or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h)    Seller or any Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(i)    one or more judgments for the payment of money in an aggregate amount (to the extent not covered by insurance) in excess of $100,000,000 shall be rendered against Seller, any Guarantor or any Material Subsidiaries of any Guarantor or any combination thereof, and the same shall remain undischarged for a period of thirty (30) or more consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal;

(j)    an ERISA Event shall have occurred that, in the reasonable determination of Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(k)    the Guaranty shall cease to be in full force and effect, or its validity or enforceability shall be disputed by Seller or any Guarantor.

“Facility Expiration Date” means the Scheduled Facility Expiration Date; provided, that on any Business Day following the occurrence of a Change of Control with respect to any Guarantor or Seller, Agent may deliver a written notice to Seller terminating the Facility Term, in which case the Facility Expiration Date shall be the first Monthly Date to occur that is at least five (5) Business Days following the date of such delivery.

“Facility Term” means the period beginning on the Effective Date and ending on the Facility Expiration Date.

“Farmer Loan Maturity Date” has the meaning set forth in the definition of Eligible Farmer Loan.

“Fee Letter” means that certain Fee Letter Agreement dated as of the Effective Date, by and between Seller, Agent and the Buyers.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person, or any other individual to whom any of the chief financial officer, principal accounting officer, treasurer or controller of such Person shall have delegated in writing his or her authority to execute and deliver certificates and other documents hereunder; provided, that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Agent as to the authority of such individual.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Framework Agreement” has the meaning set forth in the Preamble.

“Funded Purchase Price” means, with respect to any Transaction entered into (or proposed to be entered into) on any Purchase Date, the excess of (x) Purchase Price for such Transaction over (y) the amount of Repurchase Price under the Transaction (if any) whose Repurchase Date coincides with such Purchase Date which is netted against such Purchase Price in accordance with Paragraph 12 of the Master Repurchase Agreement (any such netting being subject to Paragraph 12 of Annex I to the Master Repurchase Agreement).

“Funded Repurchase Price” means, with respect to any Transaction expiring on any Repurchase Date, the Repurchase Price for such Transaction minus the amount of any Purchase Price under any other Transaction whose Purchase Date coincides with such Repurchase Date which is netted against such Repurchase Price in accordance with Paragraph 12 of the Master Repurchase Agreement (any such netting being subject to Paragraph 12 of Annex I to the Master Repurchase Agreement).

“Funding Amount” means, with respect to any Buyer in connection with any proposed Additional Funding Transaction, an amount equal to the product of (x) the Funded Purchase Price anticipated to be payable with respect to such Additional Funding Transaction (as specified in the relevant Funding Notice and without regard to any subsequent reduction thereof) multiplied by (y) such Buyer’s Undivided Commitment Percentage with respect to such Additional Funding Transaction; provided, that if one or more Buyers are Defaulting Buyers as of the date on which Agent delivers (or is required to deliver) the relevant Funding Notice in connection with such proposed Additional Funding Transaction pursuant to Section 4.2(a), then solely for purposes of calculating the applicable Funding Amounts for each Buyer in connection with such proposed Additional Funding Transaction, (i) the Undivided Commitment Percentage of each such existing Defaulting Buyer with respect to such Additional Funding Transaction shall be deemed to be zero, and (ii) the Undivided Commitment Percentages of the remaining Buyers shall be deemed to be proportionately increased (as calculated by Agent and indicated in the relevant Funding Notice for such proposed Additional Funding Transaction) such that the sum of the Undivided Commitment Percentages of such remaining Buyers equals 100%.

“Funding Notice” has the meaning set forth in Section 4.2(a).

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantors” means each of DuPont and Corteva.

“Guaranty” means that certain Guaranty, dated as of the Effective Date, executed by the Guarantors in favor of the Buyers.

“HSBC” has the meaning set forth in the Preamble.

“Individual Buyer Balance” means, for any Buyer as of any time of determination, the excess, if any, of (x) the aggregate amount of Funded Purchase Price funded by such Buyer and applied to Purchase Price over (y) the aggregate Distribution Amounts allocated to such Buyer with respect to amounts of Funded Repurchase Price or Margin Payments paid by Seller (excluding any such amounts of Funded Repurchase Price attributable to payments of Price Differential), in each case, in connection with the Current Transaction and all prior Transactions as of such time of determination, subject to transfer or adjustment in accordance with the terms hereof.

“Individual Commitment Amount” means, with respect to each Buyer in connection with any outstanding or proposed Transaction, the amount set forth in Schedule 5 to this Framework Agreement for such Buyer corresponding to the calendar month in which the Purchase Date for such Transaction occurs, subject to transfer, adjustment or reduction in accordance with the terms hereof.

“Individual Exposure Amount” means, (a) with respect to any Buyer other than a Defaulting Buyer, its highest Individual Commitment Amount for any single month as set forth in Schedule 5 to this Framework Agreement and (b) with respect to any Defaulting Buyer, zero.

“Joint Lead Arranger” has the meaning set forth in the Preamble.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Loan Agreement” means, with respect to each Eligible Farmer Loan, the Contract governing such loan, as amended.

“Margin Deficit” has the meaning set forth in the Master Repurchase Agreement.

“Margin Payment” means any cash transferred by Seller to Agent as required pursuant to Paragraph 4(a) of the Master Repurchase Agreement or as permitted under Paragraph 4(f) of Annex I to the Master Repurchase Agreement.

“Market Value” has the meaning set forth in the Master Repurchase Agreement.

“Master Repurchase Agreement” means that certain 1996 SIFMA Master Repurchase Agreement dated as of February 9, 2021, between Seller and Buyers, including Annex I thereto (and as amended thereby).

“Material Adverse Effect” means a material adverse effect on (a) the Eligible Farmer Loans, taken as a whole, (b) the ability of Seller to perform any of its obligations under the Transaction Agreements to which it is a party or (c) the rights of or benefits available to the Buyers under the Transaction Agreements.

“Material Subsidiary” has the meaning ascribed to such term in the Corteva Revolver.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Monthly Date” means each of (i) February 16, 2021 and (ii) the eleventh (11th) Business Day of each subsequent calendar month occurring during the Facility Term.

“MUFG” has the meaning set forth in the Preamble.

“Organizational Documents” means a Party’s articles or certificate of incorporation and its by-laws or similar governing instruments required by the laws of its jurisdiction of formation or organization.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Portfolio Schedule” has the meaning set forth in the Master Repurchase Agreement.

“Potential Event of Default” means the occurrence of any event that, with the giving of notice or lapse of time, would become an Event of Default.

“Price Differential” has the meaning set forth in the Master Repurchase Agreement.

“Pricing Rate” has the meaning set forth in the Master Repurchase Agreement.

“Purchase Date” has the meaning set forth in the Master Repurchase Agreement.

“Purchase Price” has the meaning set forth in the Master Repurchase Agreement.

“Purchased Securities” has the meaning set forth in the Master Repurchase Agreement.

“Rabobank” has the meaning set forth in the Preamble.

“Recalculation Date” means each of November 1, 2021, November 22, 2021, November 29, 2021 and December 6, 2021, as each such date may be adjusted at the request of Seller with the consent of Agent.

“Receiving Party” means the Party to whom any Confidential Information is provided (by any means, including indirectly through Agent or any third party or third party application or website) by the Disclosing Party.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, sub-agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Representatives” means, with respect to any Person, its Affiliates, and the respective directors, officers, employees, consultants, representatives, attorneys, accountants, auditors, professional advisors and agents of such Person and each such Affiliate.

“Repurchase Date” has the meaning set forth in the Master Repurchase Agreement.

“Repurchase Price” has the meaning set forth in the Master Repurchase Agreement.

“Required Buyers” means, at any time, Buyers having Individual Exposure Amounts equal to more than 75% of the Aggregate Exposure Amount.

“Roll-Over Conditions” has the meaning set forth in Section 4.3(b).

“Roll-Over Portfolio Schedule” has the meaning set forth in Section 4.1(d)(C).

“Roll-Over Transaction” means any Transaction other than an Additional Funding Transaction.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned or controlled by any other Person or Persons referred to in clause (a) or (b) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Facility Expiration Date” means December 13, 2021.

“Security Interest” means any pledge, charge, lien, assignment by way of security, retention of title and any other encumbrance or security interest whatsoever created or arising under any relevant law, as well as any other agreement or arrangement having the effect of or performing the economic function of the same.

“Seller” has the meaning set forth in the Preamble.

“Side Letter” means that certain Side Letter Agreement dated as of the Effective Date, by and between Seller and Rabobank.

“Standard Chartered” has the meaning set forth in the Preamble.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which such Person (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, fifty percent (50%) or more of the shares of capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; or (ii) has the contractual or other power to designate a majority of the board of directors or other governing body (and, where the context permits, includes any predecessor of such an entity).

“Tax” means all taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges payable to or imposed by any Governmental Authority, including any sales, use, excise or similar taxes and inclusive of any interest, additions to tax, penalties or fines applicable thereto.

“Transaction” has the meaning set forth in the Master Repurchase Agreement.

“Transaction Agreements” has the meaning set forth in Section 2.1.

“Transaction Conditions” means (i) in the case of any Additional Funding Transaction, the Additional Funding Conditions, (ii) in the case of any Roll-Over Transaction, the Roll-Over Conditions and (iii) in the case of any Deemed Roll-Over Transaction, the Deemed Roll-Over Conditions.
“Transaction Notice” has the meaning set forth in Section 4.1.

“Transaction Period” means, with respect to any Transaction, the period commencing on (and including) the Purchase Date for such Transaction and expiring on (but excluding) the Repurchase Date for such Transaction.

“Transaction Portfolio” means, with respect to any Transaction, the portfolio of Eligible Farmer Loans comprising the Purchased Securities acquired by Buyers in connection with such Transaction, as such portfolio may be modified from time to time during the Transaction Period for such Transaction in accordance with the terms of the Master Repurchase Agreement and applicable Confirmation.

“Undivided Commitment Percentage” means, with respect to any Buyer as of any date of determination or in connection with any Transaction or proposed Transaction, a fraction (expressed as a percentage) (a) the numerator of which is the Individual Commitment Amount of such Buyer applicable to such Transaction as of such date of determination and (b) the denominator of which is the Aggregate Commitment Amount in connection with such Transaction as of such date of determination.

“Undivided Funding Percentage” means, with respect to any Buyer as of any date of determination in connection with any Transaction, a fraction (expressed as a percentage), (a) the numerator of which is the Individual Buyer Balance of such Buyer as of such date of determination and (b) the denominator of which is the Aggregate Buyer Balance as of such date of determination.

“Unsecured Rating” has the meaning ascribed to such term in the Corteva Revolver.

“Weighted Average CBR Score” means, with respect to any Transaction Portfolio, the average of the CBR Scores for the applicable Debtors with respect to all Eligible Farmer Loans included in such Transaction Portfolio made to Debtors who are natural persons, weighted in accordance with the respective Book Values of such Eligible Farmer Loans.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule.

SCHEDULE 2

BANK ACCOUNTS

SCHEDULE 3

FORMS OF DEFERRED PAYMENT LOAN AGREEMENT

SCHEDULE 4

DATA TRANSFER AGREEMENT

SCHEDULE 5

INDIVIDUAL COMMITMENT AMOUNTS

	Rabobank	MUFG	Standard Chartered	HSBC	Total
February 2021	0	0	0	0	$0.00
March 2021	$12,000,000.00	$12,000,000.00	$3,000,000.00	$3,000,000.00	$30,000,000.00
April 2021	$60,000,000.00	$60,000,000.00	$15,000,000.00	$15,000,000.00	$150,000,000.00
May 2021	$220,000,000.00	$220,000,000.00	$55,000,000.00	$55,000,000.00	$550,000,000.00
June 2021	$320,000,000.00	$320,000,000.00	$80,000,000.00	$80,000,000.00	$800,000,000.00
July 2021	$400,000,000.00	$400,000,000.00	$100,000,000.00	$100,000,000.00	$1,000,000,000.00
August 2021	$400,000,000.00	$400,000,000.00	$100,000,000.00	$100,000,000.00	$1,000,000,000.00
September 2021	$400,000,000.00	$400,000,000.00	$100,000,000.00	$100,000,000.00	$1,000,000,000.00
October 2021	$400,000,000.00	$400,000,000.00	$100,000,000.00	$100,000,000.00	$1,000,000,000.00
November 2021	$320,000,000.00	$320,000,000.00	$80,000,000.00	$80,000,000.00	$800,000,000.00

Exhibit A

Form of Transaction Notice

COÖPERATIEVE RABOBANK, U.A., NEW YORK BRANCH, A DUTCH COÖPERATIEVE ACTING THROUGH ITS NEW YORK BRANCH, as Agent

RE:    Transaction under the Framework Agreement and the Master Repurchase Agreement

Ladies and Gentlemen:

This Transaction Notice is delivered to you pursuant to Section 4.1 of the Master Framework Agreement, dated as of February 9, 2021 (the “Framework Agreement”), by and among PHI Financial Services, Inc., an Iowa corporation, as seller (the “Seller”), each of the buyers from time to time party thereto (each, a “Buyer”), and Coöperatieve Rabobank, U.A., New York Branch, a Dutch coöperatieve acting through its New York Branch, as agent for the Buyers (in such capacity, the “Agent”), relating to repurchase transactions to be entered into pursuant to the terms of the 1996 SIFMA Master Repurchase Agreement, dated as of February 9, 2021, including Annex I thereto (the “Master Repurchase Agreement”) by and among Seller and the Buyers. Capitalized terms used but not defined herein have the meanings set forth in the Framework Agreement, or if not defined therein, in the Master Repurchase Agreement.

Seller hereby requests that, in accordance with the terms of the Framework Agreement, a Transaction under the Master Repurchase Agreement with a proposed Purchase Price of $__________________ be entered into on the proposed Purchase Date of _____________________, with a proposed Repurchase Date of ________________________. [Seller further requests that, pursuant to Paragraph 3(c)(ii) of Annex I to the Master Repurchase Agreement, the current Transaction thereunder evidenced by the Confirmation dated as of [ ] and originally scheduled to expire on [ ] be instead terminated as of such proposed Purchase Date.] Attached hereto is a completed proposed Portfolio Schedule setting forth information with respect to the proposed Purchased Securities to be subject to such Transaction

1 To be used in connection with an early termination of a transaction by Seller.

PROPOSED PORTFOLIO SCHEDULE

Date:
Reference is hereby made to the 1996 SIFMA Master Repurchase Agreement dated as of February 9, 2021 (including, and as amended by, Annex I thereto, the “Master Repurchase Agreement”), among PHI Financial Services, Inc., Coöperatieve Rabobank, U.A., New York Branch, MUFG Bank, Ltd., New York Branch, Standard Chartered Bank, a bank organized and existing under the laws of England and Wales, acting through its New York branch and HSBC Bank USA, N.A., a national banking association organized under the laws of the United States. Capitalized terms used but not defined herein shall have the meaning set forth in the Master Repurchase Agreement.

[Applicable box to be checked below]

□    Portfolio Schedule for New Transaction. In accordance with and subject to the terms and conditions of the Master Repurchase Agreement, this schedule constitutes the “Portfolio Schedule” for the Transaction evidenced by Confirmation to which this schedule is attached.

□    Amendment and Restatement of Portfolio Schedule. Further reference is made to the Confirmation dated as of __________, entered into in accordance with the Master Repurchase Agreement by Seller and each of the Buyers set forth in such Confirmation. In accordance with and subject to the terms and conditions of the Master Repurchase Agreement, Seller hereby amends and restates the Portfolio Schedule to such Confirmation in its entirety with the information set forth below.

Part I: Balance and Market Value Summary

Aggregate Loan Balance of All Purchased Securities: _______________________
Aggregate Market Value of All Purchased Securities: _______________________

Weighted Average CBR Score of Transaction Portfolio:     _______________________

Part II: Key Metrics

Loans by Size

Loan Balance	# of Loans	Aggregate Market Value	% of Portfolio Market value	Average Market Value
0 to 10,000
10,001 to 25,000
25,001 to 50,000
50,001 to 100,000
100,001 to 250,000
250,001 to 500,000
500,001 to 1,000,000
1,000,001+

Loans by CBR Score

CBR Score	# of Loans	% of Loans in Portfolio	Aggregate Market Value	% of Portfolio Market Value
1-550
551-600
601-650
651-700
701-750
751-800
801+
No Score

Loans by Debtor Type

Debtor Type	# of Loans	% of Loans in Portfolio	Aggregate Market Value	% of Portfolio Market Value
Corporation
Estate (Executor)
General Partnership
Individual
LLC
LLP
LP
Trust
Unknown

Part III: List of Purchased Securities

Loan ID No.	Debtor Type	CBR Score	Origination Date	Maturity Date	Interest Rate	Loan Balance	Market Value